Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 1st day of March, 2007, by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (“FCFC”), and John Dolan (“Dolan”).

W I T N E S S E T H:

WHEREAS, FCFC wishes to employ Dolan as its President and Chief Executive Officer, Dolan wishes to be employed in that capacity, and Dolan is willing to accept employment with FCFC upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, intending to be legally bound, FCFC agrees to continue to employ Dolan, and Dolan agrees to be employed by FCFC, upon the following terms and conditions:

ARTICLE I

EMPLOYMENT

1.01. Office. Dolan is employed hereunder as President and Chief Executive Officer reporting directly to the Board and in such capacity shall use his best energies and abilities in the performance of his duties and in the performance of such other duties as may be assigned to him from time to time by FCFC’s Board of Directors (“Board”).

1.02. Term. Subject to the terms and provisions of Article II, Dolan’s employment hereunder shall continue through March 1, 2010, unless extended in accordance with the following sentence. Dolan’s employment hereunder shall automatically be extended on March 1, 2010 and on each subsequent March 1 for successive one (1) year periods unless either party gives notice in writing to the other party sixty (60) days prior to the end of any such term that they do not intend to extend employment for another year.

1.03. Base Salary. Beginning March 1, 2007, compensation shall be paid to Dolan by FCFC at the rate of Four Hundred Thousand Dollars ($400,000.00) per annum (the “Base Salary”), payable in equal monthly installments, less applicable and elected deductions. Dolan’s Base Salary may be increased but not decreased by the Board at any time based upon Dolan’s contributions to the success of FCFC and on such other factors as the Board shall deem appropriate. Dolan will be eligible to participate in any Short-Term and Long-Term Incentive Plans that may be offered to FCFC Executive employees. Dolan will also be eligible to participate in the FCFC Supplemental Executive Retirement Plan and Executive Stock Option Plan as provided in the documents that govern those respective Plans.

1.04. Employee Benefits. Dolan shall be eligible to participate in such major medical or health benefit plans, pensions, and other benefits as are available generally to employees of FCFC, to the extent available to employees and subject to the terms of any such plans.

ARTICLE II

TERMINATION

2.01. FCFC Termination For Cause. FCFC may terminate Dolan’s employment “For Cause,” as defined herein, by providing written notice to Dolan that his employment is terminated. Upon delivery of said notice together with payment of any salary accrued under Section 1.03 prior to the date of termination but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Dolan on FCFC’s behalf prior to the termination date that are not yet paid, Dolan’s employment and all obligations of FCFC to Dolan shall terminate. Termination shall be deemed to be For Cause if: (i) Dolan fails to comply with any material provision of this Agreement; (ii) Dolan fails to perform in any material respect the duties of his employment (including, without limitation, failure to comply with any lawful directive from the Board); (iii) Dolan engages in misconduct which, in the good faith judgment of the Board is materially harmful to FCFC, including, without limitation, any failure to comply with policies and procedures of FCFC; (iv) Dolan engages in an act of dishonesty or fraud or Dolan is convicted of a crime which, in the judgment of the Board, renders his continued employment by FCFC materially damaging or detrimental to FCFC; or (v) Dolan is grossly negligent in the performance of his job duties. The obligations of Dolan under Article IV shall continue notwithstanding termination of Dolan’s employment pursuant to this Section 2.01. If Dolan’s employment terminates under Section 2.01, he is entitled to no severance under Section 2.05.

2.02. FCFC Termination Without Cause. Dolan’s employment may be terminated at any time by FCFC without cause immediately upon written notice by FCFC to Dolan. In the event FCFC terminates Dolan’s employment without cause, FCFC will provide Dolan with the Severance Benefits set forth in Section 2.05, provided that as a condition precedent to Dolan’s receipt of Severance Benefits under this Section 2.02 and Section 2.05, Dolan must execute and deliver to FCFC a Separation Agreement and General Release of any and all claims and causes of action that Dolan may have against FCFC, as permitted by law, in a form substantially similar to the Release attached hereto as Exhibit A. All other obligations of FCFC to Dolan shall cease as of the date of termination except for the payment of any salary accrued under Section 1.03 but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Dolan on FCFC’s behalf prior to the termination date that are not yet paid as of the termination date. The obligations of Dolan under Article IV shall continue notwithstanding termination of Dolan’s employment pursuant to this Section 2.02.

2.03. Resignation for Good Reason. Dolan may resign for Good Reason. Good Reason means: (i) a material change in Dolan’s title, position or responsibilities which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; (ii) the assignment of Dolan to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iii) the assignment to Dolan of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of President and CEO. Before Dolan resigns for Good Reason, Dolan must give FCFC twenty (20) days’ notice of said resignation and an opportunity to correct. If Dolan resigns for Good Reason, he will receive severance under Section 2.05. If, however, FCFC corrects within twenty (20) days of its receipt of notice of the Good Reason,

FCFC shall owe Dolan no severance under Section 2.05. The obligations of Dolan under Article IV shall continue notwithstanding the terms of Dolan’s employment pursuant to Section 2.03.

2.04. Termination by Dolan. Dolan agrees to give FCFC sixty (60) days’ prior written notice of the termination of his employment with FCFC. Simultaneously with such notice, Dolan shall inform FCFC in writing as to his employment plans following the termination of his employment with FCFC. All obligations of FCFC to Dolan shall cease as of the termination date except for the payment of salary accrued under Section 1.03 prior to the date of termination, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Dolan on FCFC’s behalf prior to the termination date that are not yet paid as of the termination date. The obligations of Dolan under Article IV shall continue notwithstanding termination of Dolan’s employment pursuant to this Section 2.04. If Dolan’s employment terminates under Section 2.04 he is entitled to no severance under Section 2.05.

2.05. Severance Benefits. In the event that FCFC terminates Dolan’s employment prior to March 1, 2010 for any reason other than For Cause, or if Dolan terminates his employment pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, FCFC will pay to Dolan the amount equal to his Base Salary as if he had remained employed for the remainder of his initial term of employment (i.e., through March 1, 2010), less legally required taxes and withholdings. Said sum is to be paid in one lump sum within sixty (60) days of the date of Dolan’s termination from employment. Upon termination, FCFC will offer continuation coverage to Dolan, as required by Section 4980B of the Internal Revenue Code of 1986, (“Code”) as amended (“COBRA”), under the First Commonwealth Financial Corporation Group Health Plan (“Plan”) on the terms and conditions mandated by COBRA including Dolan’s payment of the applicable COBRA premiums.

In the event that FCFC terminates Dolan’s employment prior to March 1, 2010 for any reason other than For Cause or if Dolan terminates his employment pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, FCFC will pay Dolan, beginning on the 19th month following the date Dolan’s employment is terminated an amount equal to the lesser of: (a) Two Thousand Two Hundred Dollars ($2,200.00) per month; or (b) the monthly cost of the Conversion Policy coverage (as defined below), less any and all legally required withholdings. Any payment under this Section will be made to Dolan monthly on or before the last day of each month. Payments under this Section will cease on the earlier of: (i) March 2010; (ii) the date Dolan fails to continue to maintain the Conversion Policy; or (iii) the date of Dolan’s death. For purposes of this Section, Conversion Coverage means coverage Dolan obtains by converting his COBRA benefit into an individual health insurance policy as permitted under state law (“Conversion Policy”) provided that such conversation is made after Dolan has elected and received COBRA coverage under the Plan for the entire initial 18-month COBRA coverage period. While payments are being paid pursuant to this Section, FCFC may require Dolan to provide periodically evidence of the continuation of the Conversion Policy and the monthly cost of such Conversion Policy. Should Dolan secure or be offered health coverage through another employer at any time following the termination of his employment with FCFC but before March 1, 2010, or if Dolan does not elect to continue COBRA coverage under the Plan for the entire initial 19 month period (including payment of required COBRA premiums), all of Employer’s obligations with regard to paying for Conversion Coverage as set forth in this Section shall immediately cease.

To the extent required to comply with Section 409A of the Code and to avoid the imposition of additional tax under Code Section 409A(a)(1)(B), payment of amounts due under this Agreement shall be delayed for six months (or the earliest date on which such amount can be paid without incurring such additional taxes) and any payments during such period shall be accumulated and paid on the first day following the end of such period.

Dolan will receive the severance benefits set forth in Section 2.05 if and only if he executes and does not revoke a Separation Agreement and General Release of any and all claims and causes of action that Dolan may have against FCFC, as permitted by law, in a form substantially similar to the Release attached hereto as Exhibit A.

2.06. Resignation of Board Membership. Dolan expressly promises and agrees that he will resign from the FCFC Board of Directors and all related or affiliated Board of Directors immediately upon and concurrent with the termination of his employment with FCFC for any reason, including, without limit, by FCFC for cause or without cause or by Dolan for any reason.

ARTICLE III

DOLAN’S ACKNOWLEDGMENTS

Dolan recognizes and acknowledges that: (a) in the course of Dolan’s employment by FCFC, it will be necessary for Dolan to acquire information which could include, in whole or in part, information concerning FCFC’s business, sales volume, sales methods, sales proposals, financial statements and reports, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from FCFC, FCFC’s sources of supply, FCFC’s computer programs, system documentation, special hardware, product hardware, related software development, FCFC’s manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to FCFC or relating to FCFC’s affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of FCFC; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to FCFC; and (d) it is essential to the protection of FCFC’s good will and to the maintenance of FCFC’s competitive position that the Confidential Information be kept secret and that Dolan not disclose the Confidential Information to others or use the Confidential Information to Dolan’s own advantage or the advantage of others. Confidential Information shall not include information otherwise available in the public domain through no act or omission of Dolan.

ARTICLE IV

DOLAN’S COVENANTS AND AGREEMENTS

4.01. Non-Disclosure of Confidential Information. Dolan agrees to hold and safeguard the Confidential Information in trust for FCFC, its successors and assigns and agrees that he shall not, without the prior written consent of FCFC, misappropriate or disclose or make available to anyone for use outside FCFC’s organization at any time, either during his employment with FCFC or subsequent to the termination of his employment with FCFC for any reason, including without limitation, termination by FCFC, any of the Confidential Information, whether or not developed by Dolan, except as required in the performance of Dolan’s duties to FCFC.

4.02. Non-Solicitation of Employees. Dolan agrees that, during his employment with FCFC and for one (1) year following termination of Dolan’s employment with FCFC, including without limitation termination by FCFC For Cause or Without Cause, Dolan shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of FCFC or of any of its subsidiaries or affiliates, including First Commonwealth Bank, to leave FCFC or any of its subsidiaries, or affiliates, including First Commonwealth Bank, for any reason whatsoever, or to hire any such employee.

4.03. Duties. Dolan agrees to be a loyal employee of FCFC. Dolan agrees to devote his best efforts to the performance of his duties for FCFC, to give proper time and attention to furthering FCFC’s business, and to comply with all rules, regulations and instruments established or issued by, or applicable to, FCFC. Dolan further agrees that during the term of this Agreement, Dolan shall not, directly or indirectly, engage in any business which would detract from Dolan’s ability to apply his best efforts to the performance of his duties. Dolan also agrees that he shall not usurp any corporate opportunities of FCFC.

4.04. Return of Materials. Upon the termination of Dolan’s employment with FCFC for any reason, Dolan shall promptly deliver to FCFC all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, computer equipment, programs, software, databases, proposals, financial statements and reports, and any documents concerning FCFC’s customers or concerning products or processes used by FCFC and, without limiting the foregoing, will promptly deliver to FCFC any and all other documents or materials containing or constituting Confidential Information.

4.05. Work Made for Hire. Dolan agrees that in the event of publication by Dolan of written or graphic materials constituting “work made for hire,” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq., FCFC will retain and own all rights in said materials, including right of copyright.

4.06 Non-Compete. Dolan agrees that for the period of one year from the date of his termination for any reason, he will not, for himself, as an agent, employee, contractor or owner, or on behalf of another person or entity, directly or indirectly, engage in any “Prohibited Position” with any “Competing Business.” For purposes of this Agreement, “Prohibited Position” shall mean any position, whether as principal, agent, officer, director, employee, consultant, shareholder, or otherwise: (i) where Dolan will be engaged in the management, sale, development, or marketing of products or services of the type provided by FCFC; and (ii) during employment with FCFC, Dolan was privy to or given access to proprietary and/or confidential business information of FCFC concerning FCFC’s management, strategy, performance, sale, development or marketing of that type of product or service and/or was involved in maintaining the FCFC’s customer relationships or goodwill; “Competing Business” shall mean any person, corporation or other entity which engages in the marketing and/or sale of: (i) retail banking products in the Commonwealth of Pennsylvania, including, for example, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (ii) any other product or service of FCFC, currently and in the future, in the Commonwealth of Pennsylvania, in which Dolan had involvement, and/or about which Dolan learned of, and/or may have acquired any knowledge about, while employed by FCFC. Dolan also agrees not to enter into, consult about, or become involved with any transactions that he learned and/or became aware of through his employment with FCFC. Dolan acknowledges that this restriction is properly limited so that it will not interfere with his ability to earn a livelihood and that this restriction is reasonable and necessary to protect FCFC’s legitimate business interest, including the protection of its confidential and trade secret information. In exchange for the consideration set forth in this Agreement, Dolan agrees to be bound by the terms of Section. The foregoing covenants shall not be deemed to prohibit Dolan from acquiring as an investment not more than five percent (5%) of the capital stock of a Competing Business, whose stock is traded on a national securities exchange or through an automated quotation system of a registered securities association.

ARTICLE V

DOLAN’S REPRESENTATIONS AND WARRANTIES

5.01. Dolan’s Abilities. Dolan represents that his experience and capabilities are such that the provisions of Article IV will not prevent him from earning his livelihood, and acknowledges that it would cause FCFC serious and irreparable injury and cost if Dolan were to use his ability and knowledge in breach of the obligations contained in Article IV.

5.02. Remedies. In the event of a breach by Dolan of the terms of this Agreement, FCFC shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Dolan and to enjoin Dolan from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Dolan acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that FCFC shall be entitled to injunctive relief against him in the event of any breach.

ARTICLE VI

MISCELLANEOUS

6.01. Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article IV shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions of this Agreement shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

6.02. Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them. This Agreement supersedes all prior arrangements and agreements between the parties, except any Change of Control Agreement and other agreements referred to herein. In the event that there is a Change of Control as defined by the Change of Control Agreement during the term of this Employment Agreement, the provisions of that Change of Control Agreement will apply and this Employment Agreement will cease to apply, and Employee will be entitled to no benefits under this Employment Agreement, including the severance benefits in Section 2.05. Notwithstanding the foregoing sentence, Employee’s obligations under Articles III and IV will continue even if there is a Change of Control.

6.03. Governing Law. This Agreement shall be interpreted, construed, and governed according to the laws of the Commonwealth of Pennsylvania.

6.04. Jurisdiction and Service of Process. Dolan and FCFC waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a nationwide panel of eleven (11) arbitrators to be supplied by the AAA. FCFC will absorb the fee charged and the expenses incurred by the neutral arbitrator selected.

6.05. Agreement Binding. The obligations of Dolan under Articles III and IV of this Agreement shall continue after the termination of his employment with FCFC for any reason and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of FCFC. Likewise, the obligations of FCFC shall be binding upon any successors.

DOLAN ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement or caused this Agreement to be executed the day and year first above written.

WITNESS:

/s/ Wendy Reynolds	/s/ John J. Dolan
John Dolan

ATTEST:

FIRST COMMONWEALTH FINANCIAL CORPORATION

	By:	/s/ David R. Tomb Jr.
	Name:	David Tomb
First Commonwealth Financial
Corporation P.O. Box 400 Indiana, PA 15701

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, First Commonwealth Financial Corporation (“Employer”) employed John Dolan (“Employee”); and

WHEREAS, Employer and Employee wish to resolve any and all matters between them relating to Employee’s employment and termination from employment;

NOW, THEREFORE, in consideration of the mutual undertakings set forth below, this Separation Agreement and Release (“SAR”) will govern Employee’s termination from employment with Employer and will resolve, finally and completely, any and all possible claims and disputes between Employer and Employee arising from such employment and termination of employment:

1. Employer’s employment records will reflect that Employee’s employment with Employer terminated effective (the “Termination Date”).

2. In exchange for Employee’s execution of this SAR, Employer agrees to:

a.	pay to Employee an amount equal to his Base Salary as if he had remained employed for the remainder of his initial term of employment (i.e., through March 1, 2010), less legally required taxes and withholdings. Said sum is to be paid in one lump sum within sixty (60) days of the date of Employee’s termination from employment.

b.	offer continuation coverage to Employee, as required by Section 4980B of the Internal Revenue Code of 1986, (“Code”) as amended (“COBRA”), under the First Commonwealth Financial Corporation Group Health Plan (“Plan”) on the terms and conditions mandated by COBRA including Employee’s payment of the applicable COBRA premiums.

c.	pay Employee, beginning on the 19th month following the date Employee’s employment is terminated an amount equal to the lesser of: (a) Two Thousand Two Hundred Dollars ($2,200.00) per

month; or (b) the monthly cost of the Conversion Policy coverage (as defined below), less any and all legally required withholdings. Any payment under this Section will be made to Employee monthly on or before the last day of each month. Payments under this Section will cease on the earlier of: (i) March 2010; (ii) the date Employee fails to continue to maintain the Conversion Policy; or (iii) the date of Employee’s death. For purposes of this Section, Conversion Coverage means coverage Employee obtains by converting his COBRA benefit into an individual health insurance policy as permitted under state law (“Conversion Policy”) provided that such conversation is made after Employee has elected and received COBRA coverage under the Plan for the entire initial 18-month COBRA coverage period. While payments are being paid pursuant to this Section, FCFC may require Employee to provide periodically evidence of the continuation of the Conversion Policy and the monthly cost of such Conversion Policy. Should Employee secure or be offered health coverage through another employer at any time following the termination of his employment with FCFC but before March 1, 2010, or if Employee does not elect to continue COBRA coverage under the Plan for the entire initial 19 month period (including payment of required COBRA premiums), all of Employer’s obligations with regard to paying for Conversion Coverage as set forth in this Section shall immediately cease.

To the extent required to comply with Section 409A of the Code and to avoid the imposition of additional tax under Code Section 409A(a)(1)(B), payment of amounts due under this Agreement shall be delayed for six months (or the earliest date on which such amount can be paid without incurring such additional taxes) and any payments during such period shall be accumulated and paid on the first day following the end of such period.

Employee acknowledges that he is not otherwise entitled to receive the foregoing payments and benefits unless he executes this SAR. Employee agrees that he accepts the consideration set forth in Paragraph 2 of this SAR as adequate and in the full, final, and complete settlement of all possible claims which he might have as described in Paragraph 3 of this Release. Employee expressly understands, agrees and covenants that Employer shall not be required to make any further payment, for any reason whatsoever and including any payment of attorneys’ fees or costs, to him or to any person, attorney, representative, heir or estate, regarding any claim or right whatsoever which might possibly be asserted by him or on his behalf. In the event that Employee dies prior to the amounts set forth in paragraph 2 being paid to him, Employer agrees to pay any remaining but unpaid amounts to his spouse if she survives him.

3. In exchange for the promises contained in paragraph 2, Employee hereby unconditionally releases Employer, its affiliates, officers, directors, Board, employees, shareholders, agents, benefit plans, predecessors, successors and/or assigns from any and all claims, issues, or causes of action, known or unknown, as of the Effective Date of this Agreement (defined in paragraph 14), including those arising out of Employee’s employment with Employer, Employee’s interaction with Employer’s employees, and Employee’s separation from employment with Employer, including, but not limited to: (i) all claims under any possible legal, equitable, contract, or tort theory, including, but not limited to, any and all claims for wrongful discharge or for breach of contract and any and all claims for defamation, slander, invasion of privacy, misrepresentation, negligence, or intentional or negligent infliction of emotional distress; (ii) all claims under any possible statutory theory, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Federal Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Pregnancy Discrimination Act, the Equal Pay Act, the Pennsylvania Human Relations Act, and any and all other federal, state, and/or local employment and other legal claims, and any other civil rights law, including any federal, state, or local law, statute, ordinance, regulation, or executive order prohibiting employment discrimination based on age, sex, sexual orientation, religion, race, color, handicap, disability, retaliation, or any other characteristic proscribed by law, or any other legal claims, such as whistleblower claims, wrongful discharge claims, and claims for possible attorneys’ fees and costs; (iii) all claims under the Employee Retirement Income Security Act of 1974, all claims under the Wage Payment and Collection Law, and all claims under the Family and Medical Leave Act; and (iv) all claims for the fees, costs, and expenses of any and all attorneys who have at any time or are now representing Employee in connection with this SAR or in connection with any matter released by Employee. Employee acknowledges and covenants that he has not sustained any work-related injury or illness during his employment with Employer. Employee acknowledges that he has filed no charges, complaints, or other claims against Employer. Employee further understands, covenants, and agrees that he will not enter suit or initiate any proceedings of any kind against Employer or any other person or entity on any of the claims mentioned above. To the extent, however, that any entity or person sues on

Employee’s behalf concerning any possible claim, Employee agrees that this SAR has fully and finally satisfied any and all possible claims, and Employee agrees to waive and otherwise relinquish eligibility for any recovery beyond what he has received in this SAR, even if he participates or otherwise assists in such litigation. Notwithstanding anything in the SAR to the contrary, Employee has not released any right to indemnification under the Pennsylvania Business Corporation Law, any insurance policy covering directors and officers of the Employer or its affiliates, or the Employer’s articles of incorporation or by-laws, with respect to any actions taken by Employee as a director or officer of the Employer or its affiliates.

4. Employee does not waive, nor shall this SAR be construed to waive, any right which is not subject to waiver as a matter of law (such as a claim for workers’ compensation benefits), claims for vested benefits under, for example, any qualified retirement plan, or any claim or right which arises after the Effective Date of this Release.

5. Employee understands and agrees that Employer, including any successor or affiliate of Employer, will not be obligated in any way to provide him with future employment, compensation, or benefits in any amount or for any reason, and Employee agrees not to seek any such employment, reemployment, compensation or benefits.

6. Employee expressly understands and agrees that Employer expressly denies that it harmed him or treated him unlawfully, unfairly or discriminatorily in any way, or that it retaliated against him. Neither this SAR nor the implementation thereof shall be construed to be, or shall be, admissible in any proceedings as evidence of an admission by Employer of any violation of or failure to comply with any federal, state or local law, ordinance, agreement, rule, regulation, or order. The preceding sentence does not preclude introduction of this SAR by either party to establish that the other’s claims were resolved and released according to the terms of this SAR or by Employer or Employee to establish any breach of this SAR.

7. Employee is hereby advised to consult with an attorney prior to executing this SAR to help him fully understand and appreciate its legal effect. Employee swears that he has carefully read the foregoing release, that he understands completely its contents, that he understands the significance and consequences of signing it, and that he has had a full and fair opportunity to have his attorney explain all of its contents and ramifications. Employee expressly warrants that he has been afforded the opportunity to consider this SAR for a period of twenty-one (21) calendar days. Employee further swears that he has agreed to and signed this

SAR knowingly and voluntarily of his own free will, act, and deed, and for full and sufficient consideration.

8. Employee shall have a period of seven (7) days following his execution of this SAR to revoke it (“Revocation Period”), and this SAR shall not be effective or enforceable prior to the expiration of the Revocation Period. Revocation must be made by delivering, within the Revocation Period, a notice to Thaddeus Clements, Senior Vice President, P.O. Box 400, Indiana, Pennsylvania 15701. The revocation of this SAR by Employee will automatically revoke the terms described in paragraph 2 of this SAR. If Employee does not advise Employer in writing that he revokes this SAR within the Revocation Period, the SAR shall become effective and be forever enforceable. Employer understands that if he revokes this SAR, he will not receive the sums set forth in paragraph 2 of this SAR. This SAR shall not become effective or enforceable until at least the eighth (8th) day after the date that Employee signs the SAR.

9. By entering into this SAR, Employer expressly denies any unlawful or unfair conduct.

10. a. Except as otherwise required by law, Employee agrees to refrain from directly or indirectly engaging in publicity or any other action or activity that reflects adversely upon Employer, its Board, officers, employees, agents and business, including any successor or affiliate.

b. Employee agrees to keep confidential any proprietary information and other knowledge acquired or otherwise learned from or on behalf of Employer during his employment to the extent such information or knowledge has not been published, has not been disseminated, or is not otherwise a matter of general public knowledge.

c. Except as otherwise required by law, Employee agrees to keep confidential and not disclose the terms of this SAR to any person, with the exception of attorneys or other individuals consulted by Employee to understand the interpretation, application, or legal or financial effect of this SAR or to implement any portion of it. Employee further agrees that prior to disclosing the terms of this SAR to any of the foregoing individuals, those persons must pledge to strictly maintain such confidentiality before Employee shares such information with them.

11. If, contrary to this SAR, a lawsuit is filed by Employee, or Employee otherwise commits a material breach of this SAR, Employer will have the right, without affecting the continued validity and enforceability of the SAR, and in addition to and not in lieu of all other legal and equitable remedies, to discontinue all further payments and benefits due under this SAR and to seek redress at law for any and all damages, costs and fees.

12. In response to inquiries by prospective employers of Employee, Employer agrees to provide only confirmation of Employee’s job title and dates of employment. All such reference inquiries should be directed solely to Thaddeus Clements.

13. Employee warrants that he has returned any and all Employer documents or other materials, including, without limitation, electronic or “hard” data, software, policy manuals, office supplies, keys, and any Employer property in his possession to Employer.

14. In exchange for Employer’s promises contained in this SAR, Employee has executed this SAR, including the release in paragraph 3 of this Agreement. Employer has no obligation to pay any sums or benefits under this SAR, including under paragraph 2 of this Agreement, until: (1) it receives a fully executed copy of this SAR from Employee; and (2) the Revocation Period set forth in paragraph 8 expires and Employee does not revoke the SAR during the Revocation Period (“Effective Date”). If Employer revokes the SAR, Employer owes no obligations under this SAR and has no obligations to pay the sums or give the benefits set forth in Paragraph 2.

15. Employee and Employer understand and agree that the terms and conditions of this SAR constitute the full and complete understandings, agreements, and promises of the parties, and that there are no oral or written understandings, agreements, promises, or inducements made or offered other than those set forth in writing in this SAR. Notwithstanding the foregoing, Employee agrees that this SAR does not cancel, reduce or otherwise diminish any post-employment obligations relating to confidentiality, use of confidential information, non-competition, and non-solicitation, including those set forth in Articles III and IV of his Employment Agreement.

16. Employee agrees that his seat on the Board of Directors of First Commonwealth Financial Corporation and all affiliated Boards and Committees will end effective the Date of his Termination from Employment.

17. Employee is solely responsible for all tax liabilities and other consequences beyond the deductions made by Employer from amounts payable under this SAR.

18. Employee expressly agrees that this SAR will be governed by Pennsylvania law, except as preempted by federal law.

19. Employee and Employer waive any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a nationwide panel of eleven (11) arbitrators to be supplied by the AAA.

20. If any court, arbitrator, or other authority determines that any term, condition, clause, or other provision of this SAR is void or invalid, it, he, or she will have discretion to modify such term, condition, clause, or other provision of this SAR to make it valid, or, alternatively, if it, he, or she declines to make such a modification and leaves it invalid, the remaining portions of this SAR will remain in full force and effect.

AGREED:

John Dolan	Dated:
For Myself, My Heirs, Personal
Representatives and Assigns

AGREED:

On Behalf of First Commonwealth	Dated:
Financial Corporation